Consent of Independent Registered Public Accounting Firm

The Board of Directors of Allianz Life Insurance Company of New York

We consent to the use of our report dated March 24, 2011 on the financial statements of Allianz Life of NY Variable Account C and our report dated March 28, 2011 on the financial statements and supplemental schedules of Allianz Life Insurance Company of New York, included herein and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.  Our report on the financial statements and supplemental schedules of Allianz Life Insurance Company of New York refers to a change in the method of evaluating other-than-temporary impairments of fixed maturity securities due to the adoption of accounting requirements issued by the Financial Accounting Standards Board (FASB), as of January 1, 2009.

/s/ KPMG LLP

Minneapolis, Minnesota
July 21, 2011

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.